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                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.

                                     FORM 12B-25

                             NOTIFICATION OF LATE FILING

                                             SEC FILE NUMBER:      0-26684
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                                             CUSIP NUMBER:
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[  ] Form 10-K and Form 10-KSB [  ] Form 20-F  [  ] Form 11-K  [ X ] Form 10-Q
     and Form 10-QSB [  ]

     For Period Ended:    March 31, 1998
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     [  ]      Transition Report on Form 10-K
     [  ]      Transition Report on Form 20-F
     [  ]      Transition Report on Form 11-K
     [  ]      Transition Report on Form 10-Q
     [  ]      Transition Report on Form N-SAR

     For the Transition Period Ended:
                                      ------------------------------------------

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     READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
     TYPE.
     Nothing in this form shall be construed to imply that the Commission has verified Any Information Contained Herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                         -----------------------

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PART I - REGISTRANT INFORMATION

     Full Name of Registrant     GLOBAL INTELLICOM, INC.
                                 -------------------------------------
     Former Name if Applicable

     Address of Principal Executive Office (STREET AND NUMBER)

                           747 Third Avenue
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     City, State and Zip Code    NEW YORK, NEW YORK, 10017
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PART II - RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief

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pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate).

     [ X ]   (a)    The reasons described in reasonable detail in Part III of
                    this form could not be eliminated without unreasonable effort or expense;

     [ X ]   (b)    The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [   ]   (c)    The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

PART III - NARRATIVE

     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     Recent changes, reductions and temporary disabilities in the Registrant's accounting and administrative staff have resulted in a delay in assembling and finalizing accounting information required in order to complete the preparation of financial statements for the quarter ended March 31, 1998.

                           (Attach extra sheets if needed)

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

          Johan De Muinck Keizer, General Counsel  (212)     750-3772
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          (Name)                                  (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  [ X ]  Yes     [   ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [   ]  Yes     [ X ]  No

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                               GLOBAL INTELLICOM, INC.
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                     (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   May 15, 1996         By: /s/ N. NORMAN MULLER
                                     -----------------------------
                                     Name:  N. Norman Muller
                                     Title: Chairman and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                      ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).